Mirati Therapeutics, Inc. Executive Severance Plan
This severance Plan (the "Plan") refers to any circumstance under which the undersigned (each referred to herein as “you,” “your”, “Employee” or a “Participant”) ceases to be part of Mirati Therapeutics, Inc.'s (the "Company"). This Plan replaces, in its entirety, any prior severance agreements, policies, understanding, or plans, agreed to by you and the Company. For the avoidance of doubt, this Plan controls over any severance benefits, equity award agreements, or other conflicting terms included or referenced within your employment offer/agreement or continued employment agreements. It is beneficial for all parties that the employment separation process is as clear as possible so misunderstandings and distrust between the Employee and the Company can be avoided.
1.    At-Will Employment. A Participant's employment relationship with the Company is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below). The at-will nature of the employment may not be altered unless in writing and signed by the Employee and the Chief Executive Officer (“CEO”), or in the case of the CEO, the Chief People Officer upon approval by the Company’s Board of Directors.
2.    Termination of Employment; Severance and Change in Control Benefits
2.1    Involuntary Termination. If you are subject to an Involuntary Termination that does not occur within the Change in Control Period (defined below), the Company shall pay to you the Accrued Amounts and in addition, you will be entitled to the benefits set forth in this Section 2.1 (the "Severance Benefits"), subject to your satisfaction of all the conditions described in Section 2.5 below. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2.1 and Section 2.2. If you are eligible for benefits under both Section 2.1 and Section 2.2, you shall receive the benefits set forth in Section 2.2 and such benefits shall be reduced by any benefits previously provided to you under Section 2.1.
2.1.1 Cash Severance.
2.1.1.1    Executive Participants. If you are not the President or CEO of the Company at the time of your Involuntary Termination, you will receive a cash payment equal to eighteen (18) months (the "Executive Severance Period") of your base salary at the rate in effect immediately prior to your Involuntary Termination (but without giving effect to any prior reduction to base salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the "Executive Severance Payment"). The Executive Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
2.1.1.2 President/CEO Participants. If you are the President and/or CEO of the Company at the time of your Involuntary Termination, you will receive a cash payment equal to (i) twenty-four (24) months (the "President/CEO Severance Period") of your base salary at the rate in effect immediately prior to your Involuntary Termination, plus (ii) two times the target annual bonus for the year in which the Involuntary Termination occurs, plus (iii) notwithstanding the requirement to be employed through the date the annual bonus is paid in order to earn such bonus, a prorated portion of your target annual bonus for the year in which the Involuntary Termination occurs irrespective of whether the performance goals applicable to such annual bonus have been established or satisfied based on the greater of (1) your target annual bonus or (2) the actual level of achievement of the applicable performance goals as of the later of the Change in Control or Involuntary Termination, as applicable (in each case calculated by reference to your base salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction to base salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the "President/CEO Severance Payment"). The President/CEO Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
2.1.2 Accelerated Vesting. The vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company's common stock that are held by you as of immediately prior to the Involuntary Termination, to the extent such equity awards would otherwise have vested solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional period of service with the Company equal to the Executive Severance Period or the President/CEO Severance Period, as applicable, as of the date of Involuntary Termination. For the avoidance of doubt, equity awards which vest wholly or partially subject to the attainment of performance goals are not eligible to accelerated vesting pursuant to this subsection.
2.1.3 Payment of Continued Group Health Plan Benefit. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect ("COBRA") following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer or will reimburse you for such premiums until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Executive Severance Period or the President/CEO Severance Period, as applicable (the "COBRA Payment Period"), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.
2.1.4 Special Tax Treatment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in your gross income for the remainder of the COBRA Payment Period.
2.2    Involuntary Termination in Connection with a Change in Control. If your Involuntary Termination occurs during the Change in Control Period, then you shall be entitled to the Accrued Amounts and to the benefits set forth in this Section (the "Change in Control Severance Benefits"), subject to your satisfaction of all the conditions described in Section 2.5 below.
2.2.1 Cash Severance.
2.2.1.1 Executive Participants. If you are not the President or CEO of the Company at the time of your Involuntary Termination, you will receive a cash payment equal to: (i) your base salary payable during the Executive Severance Period, plus (ii) 1.5 times your target annual bonus for the year in which the Involuntary Termination occurs (in each case calculated by reference to your base salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in base salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the "Executive CIC Severance Payment"). The Executive CIC Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.

2.2.1.2    President/CEO Participants. If you are the President and/or CEO of the Company at the time of your Involuntary Termination, you will receive a cash payment equal to the President/CEO Severance Payment. The President/CEO Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
2.2.2 Full Accelerated Vesting. Effective as of the later of (i) the effective date of the Change in Control (defined below) or (ii) the date of your Involuntary Termination, the vesting and exercisability of all outstanding stock options, restricted stock unit awards and other equity awards covering the Company's common stock that are held by you as of immediately prior to the effective date of the Change in Control, which vesting was conditioned on your continued services with the Company, shall accelerate and such awards shall become exercisable in full. Your equity awards shall remain outstanding following your Involuntary Termination if and to the extent necessary to give effect to this Section 2.2. For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control.
2.2.3 Payment of Continued Group Health Plan Benefit. If you are eligible for and timely elect continued group health plan coverage under COBRA following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer or will reimburse you for such premiums until the earliest of (A) the COBRA Payment Period, (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.
2.2.4 Special Tax Treatment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums on a pre-tax basis without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall report the applicable COBRA premiums as compensation includible in your gross income for the remainder of the COBRA Payment Period.
2.3    Accelerated Vesting of Performance Based Awards at the Time of a Change in Control. The vesting of equity awards subject to performance-based vesting, and that have not vested nor issued at the time of a Change in Control, shall be accelerated and shall become exercisable and issued in full immediately prior to a Change in Control. For purposes of determining the number of shares to be vested and issued, the calculation shall assume that the applicable performance criteria were attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria immediately prior to the Change in Control. For the avoidance of doubt, an Involuntary Termination is not required for acceleration of performance-based awards upon a Change in Control.
2.4    Termination for Cause; Resignation Without Good Reason; Death or Disability. If the Company terminates your employment for Cause, you resign your employment with the Company without Good Reason, or your employment terminates due to your death or disability or under any other circumstances not involving an Involuntary Termination, you shall only be entitled to the Accrued Amounts. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits in Section 2.1 and Change in Control Severance Benefits in Section 2.2.
2.5    Conditions to Receiving Severance Benefits and Change in Control Benefits. Your receipt of the Severance Benefits in Section 2.1 or the Change in Control Severance Benefits in Section 2.2 of this Plan will be conditioned upon and subject in all cases to:

2.5.1 You executing, delivering to the Company and allowing to become effective, a waiver and release of claims in a form provided by the Company and drafted in the Company's discretion (the "Release"), which Release may be included by the Company in a separate separation agreement, within the applicable deadline set forth therein following your Involuntary Termination and permitting the Release to become effective in accordance with its terms, which effective date of the Release may not be later than sixty (60) days following the date of your Involuntary Termination (such sixty (60) day deadline, the "Release Deadline");
2.5.2 Your compliance with your continuing obligations to the Company under this Plan and the Proprietary Information and Invention Assignment Agreement ("PIIA"); and
2.5.3 Your resignation from all offices, directorships and trusteeships then held by you at the Company or any affiliate of the Company and its affiliates, with such resignation to be effective upon your date of Involuntary Termination, unless otherwise requested by the Company.
2.6 Definitions. The terms used in this Plan shall have the following meanings:
2.6.1 "Accrued Amounts" means your base salary that is earned but unpaid as of your employment termination date, any unreimbursed business expenses, and any accrued but unused personal time off or vacation benefits, excluding sick leave benefits earned by the employment termination date.
2.6.2 "Cause" shall mean, for purposes of this Plan, your (i) material breach of your obligations under this Plan, the PIIA, or any code of ethics or conduct-related policy adopted by the Company from time to time, or of any other material contract with the Company or statutory duty owed to the Company; (ii) neglect or failure to conscientiously and diligently carry out your functions and/or duties after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company's belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company's satisfaction within ten (10) business days after receiving such notice; (iii) commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, any crime involving fraud, embezzlement or any other act of moral turpitude under the laws of the United States or of any jurisdiction applicable to you; or (iv) commission or attempted commission of, or participation (whether by affirmative act or omission) in, a fraud or act of dishonesty against the Company.
2.6.3 "Change in Control" has the meaning ascribed to such term in the Equity Plan.
2.6.4 "Change in Control Period" means the period commencing three (3) months prior to a Change in Control and ending twenty-four (24) months following a Change in Control.
2.6.5 "Equity Plan" shall mean the Company's 2013 Equity Incentive Plan, as amended, the Company's 2022 Equity Incentive Plan, as amended from time to time, and any successor plan thereto.
2.6.6 "Good Reason" for you to resign your employment with the Company means the occurrence of any of the following events without your express written consent; provided, however, that any such resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (1) you give the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the particular condition or conditions that you believe constitutes Good Reason, which notice shall describe such condition(s); provided, however, that failure to provide such notice shall not operate as a waiver of your right to resign employment for Good Reason based on the occurrence of a different condition or subsequent occurrence of the same condition; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period") of such condition(s) from you; and (3) you actually resign employment from all positions you then hold with the Company within the first thirty (30) days after expiration of the Cure Period:
2.6.6.1 a material reduction in your authority, duties, or responsibilities;
2.6.6.2 a material reduction of your then current base salary, and regardless of whether implemented in a single reduction or a series of reductions, which the parties agree is a reduction of at least five percent (5%) of your base salary; notwithstanding the foregoing, such a material reduction of your base salary shall not constitute "Good Reason" if such material reduction was made under a salary reduction program that commenced at least three (3) months prior to a Change in Control and is applicable generally to the Company's similarly situated leadership team members;
2.6.6.3 any relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles, by vehicle, provided, however, that required travel for Company business shall not constitute "Good Reason"; or
2.6.6.4 the Company's material breach of this Plan.
2.6.7 "Involuntary Termination" means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.
2.6.8 "Separation from Service" means a "separation from service", as defined under Treasury Regulation Section 1.409A-1(h).
3.     Section 409A. It is intended that all of the severance benefits and other payments payable under this Plan satisfy, to the greatest extent possible, the exemptions from the application of U.S. Internal Revenue Code of 1986 ("Code") Section 409A provided under Treasury Regulations Sections 1.409A1(b)(4), 1.409A1(b)(5) and 1.409A1(b)(9), and this Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A2(b)(2)(i) and (iii)), your right to receive any installment payments under this Plan (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Plan, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation," then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.
4.     Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a "280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment pursuant to this Section 4 or otherwise (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").
4.1    Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
4.2    The accounting firm engaged to perform the foregoing calculations shall be selected by the Company prior to the effective date of the Change in Control transaction triggering the Payment, unless you and the Company mutually agree on an alternative accounting firm. The Company shall determine all assumptions related to the 280G calculations prior to the Change in Control, in consultation with the accounting firm selected, bear all expenses with respect to the determinations required to be made hereunder, and such assumptions shall be binding on parties hereunder, including on any Change in Control acquiring entity. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company no later than fifteen (15) calendar days after the date on which your right to a Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.
4.3    If you receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
5.    Miscellaneous Provisions.

5.1    No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant (or any beneficiary) or other person any legal or equitable right against the Company or any officer, director or employee thereof.
5.2    Records. The records of the Company with respect to years of service, employment history, base pay, target bonus, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.
5.3    Construction. To the extent not in conflict with another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of California applicable to contracts made and to be performed within the State of California (without reference to its conflicts of law provisions).
5.4    Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
5.5    Incompetency. In the event that the Company’s board of directors or a committee thereof finds that a Participant (or designated beneficiary) is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Company’s board of directors or a committee thereof shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.
5.6    Payments to a Minor. Any payments to a minor from this Plan may be paid by the Company in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.
5.7    Plan Not a Contract of Employment. Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any employee in its service. All Participants shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect. An individual who is receiving severance under this Plan shall not be considered a Participant immediately following his or her Separation from Service.
5.8    Financing. The benefits payable under this Plan shall be paid out of the general assets of the Company. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company.
5.9    Non transferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
5.10    Termination of Benefits. Benefits under the Plan shall terminate immediately if the Participant, at any time, (i) engages in the unauthorized use or disclosure of the Company's confidential information, trade secrets or proprietary information, (ii) engages in any prohibited or unauthorized competitive activities or solicitation or recruitment of employees, in violation of any written agreement under which Participant has such an obligation to the Company that survives the Participant's termination of service to the Company; (iii) violates any term or condition of this Plan,

(iv) violates any term of the applicable separation agreement and Release referenced herein. Additionally, benefits under the Plan shall terminate and be repayable to the Company in the event that after the commencement of benefits, it is determined by the Company in good faith that the Participant's termination of employment should have been for Cause.
6. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, between you and the Company with regard to this Plan shall be resolved by binding arbitration, as agreed to in your Employment Offer/Employment Agreement.
By signing below, you agree to the terms and conditions set forth herein.

______________________________    ______________________________
NAME    DATE

______________________________
Michael E. Paolucci
EVP, Chief People Officer
Mirati Therapeutics, Inc.